Exhibit 10(w)

                         EMPLOYMENT AGREEMENT
                                between

                   Harold E. Layman and Blount, Inc.

                    Effective as of January 1, 1994


           THIS AGREEMENT, made and entered into as of the 1st day of January, 1994, by and between Blount, Inc., a Delaware corporation ("Company"), and Harold E. Layman ("Executive").

                         W I T N E S S E T H:

           The parties, for and in consideration of the mutual and reciprocal covenants and agreements contained in this document, do contract and agree as follows:

1.0 Purpose and Employment: The purpose of this Agreement is to define the relationship between the Company, as an employer, and Executive, as an employee. By the execution of this Agreement, the Company employs Executive and Executive accepts employment by the Company.

2.0 Compensation and Benefits: Based on the Executive's performance, the compensation in effect on the effective date of this agreement and as adjusted from time to time by the President & Chief Executive Officer and approved by the Compensation and Management Development Committee of the Board of Directors of the Company, and the Executive's position with the Company, the Executive shall be entitled to and the Company agrees to provide any and all basic benefits which are generally provided by the Company to its similarly situated employees. Further, the Executive shall be entitled to and the Company agrees to provide any and all working facilities, perquisites and incentives which are in effect on the date of this agreement and as may be adjusted or eliminated from time to time at management's discretion.

3.0 Duties: Executive shall serve the Company in a full-time salaried position designated by the Company. The position is to be defined using a written job description and be subject to the Hay Compensation Position Evaluation System or other systematic evaluation systems that the Company may employ.

4.0 Extent of Services: Executive shall devote full time to the conduct of the business of Blount, Inc., its divisions or affiliates. The Executive may not engage in any other business that requires his time or services, other than those associated with Blount or its affiliates, unless prior permission has been granted from the President of Blount, Inc.; provided, that the Executive may serve as a director of unaffiliated corporations if such service involves no conflict of interest, is within reasonable time commitments and permission to so serve is obtained from the President of Blount, Inc.

5.0 Term: The term of Agreement shall be for a period beginning on the effective date of this agreement and ending two years prior to the date of the Executive's 65th birthday. This Agreement is a contract of employment at will. This means that employment will continue only so long as both Company and Executive want it to do so. Subject to the minimum notice requirement set
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forth below, Executive is free to quit at any time at his discretion and
Company is, subject to the severance payment provisions of Paragraph 7.0, free to terminate Executive's employment at any time at its discretion. The Agreement may be terminated by the Executive or the Company upon 30 days' written notice. If the Agreement is terminated for reasons other than normal retirement, death, total disability, Cause (Paragraph 9.0(d)), voluntary termination, the Executive shall be paid as described in Severance Payment (Paragraph 7.0).

6.0 Conflicts of Interest: In matters that present the potential for conflicts of interest, the Executive is subject to the policies set forth in the Blount, Inc. Corporate Policies & Procedures Manual and Blount Principles of Business Conduct.

7.0 Severance Payment: Except as provided in Paragraph 8.0 below, in the event that the Executive's employment is terminated by the Company for reasons other than normal retirement, death, total disability, Cause (as defined in Paragraph 9.0(d)), or voluntary termination (as set forth under Paragraph 9.0, titled "Exclusions"), the Company will pay to the Executive payments equal to two (2) times the participant's base salary during the preceding 12 months. The payments will be made in twenty-four (24) equal monthly payments following the termination date and will be forfeited if the Executive accepts employment with a competitor or its affiliated entities during the severance payment period. After the participant reaches age 55, any severance payments due under this agreement will be offset by any consulting fees paid by Blount after termination plus retirement income due from the Blount pension plan as well as any retirement benefit supplemental to the Blount pension benefit. In the event of a Change of Control as defined in Paragraph 10.0, the Executive may at his option decide to leave the Company and be paid severance pay pursuant to this paragraph as though the Executive were terminated by the Company.

8.0 Forced Separation: If the Company reduces the Executive's base salary more than 25%, without making commensurate reductions in the salaries of a majority of the officers of Blount, Inc., the Executive may at his option decide to leave the Company and be paid severance pay pursuant to Paragraph
7.0 as though the Executive were terminated by the Company.

9.0 Exclusions: In the event the Executive's termination is for any of the following reasons, the provisions of this contract will not apply:

      (a)  Retirement.

      (b)  Death.

      (c)  Total disability.

      (d) Cause. "Cause" for termination by the Company shall include, but shall not be limited to, the following conduct of the Executive:

           (1) Any act that is materially contrary to the best interests of the Company or its affiliated entities including, but not limited to, fraud, conviction of a felony, gross malfeasance, insubordination, failure to perform to satisfactory levels, material breach of any of the terms contained in this Agreement or refusal to comply with the reasonable policies, standards and regulations established by the Company.
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           (2)  Willful and continued failure by the Executive to devote his full business time and best efforts to the business affairs of the Company.

      (e) Voluntary termination by Executive not due to a change of control or forced separation.

10.0 Change of Control: A "Change of Control" means any of the following events:

      (a) the sale by the Company of substantially all of its assets to a single purchaser or a group of associated or affiliated purchasers;

      (b) the sale, exchange or other disposition, in one transaction to an entity or entities not affiliated with the Company, of more than fifty percent (50%) of the outstanding common stock of the Company other than a sale, exchange or disposition of the common stock of the Company resulting from a public or private offering of common stock or other security convertible into common stock of the Company which offering is sponsored or initiated by the Company and approved by the Board. Any stock purchase or acquisition under an ESOP or other employee plan whereby employees of the Company, except W. M. Blount, acquire a majority of the stock is excluded from this "change of control" provision;

      (c) the merger or consolidation of the Company in a transaction in which the stockholders of the Company receive less than fifty percent (50%) of the outstanding voting stock of the new or continuing entity.

11.0 Non-Solicitation: During the period beginning on the date of this Agreement's execution and ending two (2) years following termination of Executive's employmentwith the Company, Executive shall not hire or solicit any employees of the Company or any person that controls, is controlled by, or is under common control with any other person of the Company, to work for any other Person then in competition with the Company or any of its Affiliates, or, directly or indirectly, solicit or attempt in any manner to persuade or influence any present, future or prospective customer or client of the Company or any of its Affiliates to divert his or its purchases of products or services from the Company or any of its Affiliates to any person then in competition with the Company or any of its Affiliates. Executive agrees and acknowledges that he possesses valuable information with respect to customers and clients of the Company as a result of his employment and that violation of this provision would cause irreparable harm to the Company. Executive hereby specifically acknowledges the adequacy of the compensation to be paid by Company hereunder and of the other benefits provided by Company for all of the covenants undertaken by Executive under this Agreement. Executive shall be entitled to take such vacation and other leaves of absence as determined pursuant to the Company's vacation and leave policies as set forth in its employee benefits handbook, as amended from time to time.

12.0 Confidentiality: The Executive shall not disclose or furnish information about the Company's business to any third party except:

      (a) As specifically authorized by Blount, Inc. or as reasonably necessary to carry out the duties performed by Executive hereunder;
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           or

      (b)  That demanded by a subpoena duly served.

13.0 Rights of Company Upon Breach: If Executive breaches or threatens to commit a breach of, any of the provisions of this Agreement, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is an addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity (including the right to recover damages):

      (a) the right and remedy to have this Agreement specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of this Agreement would cause irreparable harm to the Company and that money damages would not provide an adequate remedy to the Company;

      (b) the right and remedy to require Executive to account for and pay over to the Company all compensation, profits or other benefits derived or received by Executive or lost to the Company as a result of any actions constituting a breach of this Agreement;

      (c) the right to terminate Executive's employment for cause under Paragraph 9.0(d) of this Agreement.

14.0 Applicable Law: This Agreement shall be construed under and governed by the laws of the State of Alabama, and any action to enforce this Agreement or which otherwise arises under this Agreement shall be brought in Montgomery, Alabama.

15.0 Severability: In case any one or more of the provisions of this Agreement shall be found to be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

16.0 Entire Agreement: This Agreement represents the entire agreement between the parties and may be amended, modified, or superseded only by a written agreement signed by both of the parties.




                              /s/ Harold E. Layman
                              Harold E. Layman
                              Senior Vice President & Chief Financial Officer
                                              Title


                              BLOUNT, INC.

                              By: /s/ John M. Panettiere
                              Its:  President & Chief Executive Officer
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